Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 30, 2025, except for Note 10 as to which the date is July 10, 2025, with respect to the financial statements of Quantumsphere Acquisition Corporation included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Morristown, NJ

July 10, 2025